Exhibit 10.1

August 24, 2015

Steve Laub

c/o Atmel Corporation

1600 Technology Drive

San Jose, California 95110

Dear Steve:

This letter sets forth the terms upon which the Board of Directors has requested, and you have agreed, to extend your retirement date; it being agreed that your employment will continue on an at-will basis for an indefinite period requiring (a) at least ninety (90) days’ prior written notice for termination by either you or Atmel Corporation (the “Company”) at any time prior to a Change of Control (as defined in Section 4 below); or (b) no prior written notice for termination by either you or the Company from and after a Change of Control.

From and after September 1, 2015, and during your continuing employment, the following terms shall apply:

1.              You shall continue to serve as Chief Executive Officer and President of the Company and as a Director of the Company, consistent with your authorities, responsibilities and duties, and with your base salary, target bonus opportunity and vacation accrual rate, as in effect on August 31, 2015.

2.              For 2015, in lieu of the normal payment under the Company’s 2015 Executive Incentive Plan, you shall receive a pro-rated annual incentive bonus, assuming 50% of target achievement (with pro-ration based on the actual number of days during which you were employed by the Company in 2015 over 365), payable to you on the earlier of (x) your last day of employment or (y) the date on which the Company makes 2015 incentive payments to other executives under the Company’s 2015 Executive Incentive Plan; and for 2016, and in lieu of participation in the Company’s or any successor’s 2016 executive cash incentive plan, if you are still employed by the Company for any portion of 2016, you shall receive a pro-rated annual incentive bonus for 2016, assuming 100% of target achievement (with pro-ration based on the actual number of days during which you were employed by the Company in 2016 over 365), payable to you on the earlier of your last day of employment by the Company or March 15, 2017.  Such bonuses will not be affected by percentage of target performance actually achieved for the relevant year.

3.              You shall continue to vest all outstanding equity grants (including restricted stock units and performance-based stock units) during your ongoing employment, consistent with your current stock plan award agreements (without regard, and without giving effect, to any provisions thereunder providing for accelerated vesting of equity awards with respect to any termination of employment whether in connection with a Change of Control or not).

4.              If a Change of Control (as defined in your current employment agreement) occurs, and is consummated during your employment or at any time within nine months of the end of your employment, any outstanding equity (including restricted stock units and performance-based stock units) that is, or was, scheduled to vest on or prior to the one year anniversary of the termination of your employment shall immediately vest.  Your outstanding equity awards will not immediately

Atmel Corporation	T: 1.408.441.0311
1600 Technology Drive	F: 1.408.487.2600
San Jose, CA 95110, USA	www.atmel.com

terminate with termination of your employment to the extent necessary to accommodate such post-employment Change of Control vesting rights.

5.              Specifically with respect to your grants of performance-based restricted stock units based on a Measurement Period of January 1, 2015 to December 31, 2015 (PU000716 and PU000751): (a) if your employment ends for any reason on or before the date on which the initial 1/3rd vesting of such performance-based restricted stock units occurs, then, at a minimum, you will be deemed to vest in at least that 1/3rd of such performance-based restricted stock units that are Credited to you consistent with the Company’s level of achievement in respect of the applicable performance criteria whenever that determination is made by the Company notwithstanding the termination of your employment; and (b) if a Change of Control (as defined for purposes of such performance-based restricted stock units) occurs on or before December 31, 2015, you will be treated as a “Covered Participant” for purposes of the Administrator’s determination of Performance Metrics reasonably likely to have been satisfied in determining the number of such restricted stock units to be Credited to you.

Other than the compensation, severance and benefits arrangements and payments described in items 1 through 5 (inclusive) of this letter agreement, you shall not be entitled to receive any other compensation, severance or other benefits, whether in connection with, or not in connection with, a termination of your employment or a Change of Control (as defined above), except as provided in the first sentence of paragraph 6 [“Termination of Employment”] of your current employment agreement.  From and after September 1, 2015, your current employment agreement shall be deemed fully expired and terminated and this letter shall be the sole agreement and set forth the exclusive terms governing your ongoing employment with the Company; provided, however, that paragraphs 1(b) [“Board Membership”], 4(a) [“Employee Benefits”], 5 [“Expenses”], 6 (first sentence only) [“Termination of Employment”], 7(d) [“Code Section 409(A)”], 9 [“Excise Tax”] and 26 [“Filing Assistance”] of your current employment agreement will be deemed incorporated herein by reference as if fully set forth herein.

If you are agreement with the terms of this letter agreement, please sign below.

Very truly yours,

ATMEL CORPORATION

/s/ David Sugishita
David Sugishita
Chairman of the Board of Directors

Agreed:

/s/ Steve Laub
Steve Laub